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Pricing Supplement No. 12                        Filing under Rule 424(b)(3)
Dated February 9, 1996                           Registration File No. 33-58820
(To Prospectus dated June 11, 1993)

                                 $250,000,000
                      HAWAIIAN ELECTRIC INDUSTRIES, INC.
                          MEDIUM-TERM NOTES, SERIES B

Principal amount: $10,000,000
Interest Rate (if fixed rate): 6.545%
Stated Maturity Date: February 14, 2006
Issue price (as a percentage of
  principal amount): 100%
Selling Agent's commission (%): 0.625%
Purchasing Agent's discount
  or commission (%): N/A
Net proceeds to the Company (%): 99.375%
Settlement date and time (original
  issue date): February 14, 1996
Initial Redemption Date (if any): N/A
Initial Redemption Percentage: N/A
Annual Redemption
  Percentage Reduction: N/A
Optional Repayment Dates: N/A
Currency of Denomination: U.S.
Currency of Payment: U.S.
Minimum Authorized
  Denominations: $1,000
Additional Terms: N/A

Floating Rate Notes: N/A
  Base Rate: N/A
    Commercial Paper Rate
    Prime Rate
    LIBOR
    Treasury Rate
    CD Rate
    Federal Funds Rate
    Other:
  Index Maturity: N/A
  Spread: N/A
  Spread Multiplier: N/A
  Maximum Interest Rate: N/A
  Minimum Interest Rate: N/A
  Initial Interest Rate: N/A
  Interest Reset Period: N/A
  Interest Determination Date(s): N/A
  Calculation Date(s): N/A
  Interest Payment Period: N/A
  Regular Record Date(s): N/A
  Calculation Agent: N/A

     Redemption prices (if any): The Redemption Price shall initially be N/A% of the principal amount of such Notes to be redeemed and shall decline (but not below par) on each anniversary of the Initial Redemption Date by N/A% of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

     Use of Proceeds and Additional Terms:

     All or substantially all of the net proceeds to Hawaiian Electric Industries, Inc. ("HEI") from the sale of its Medium-Term Notes, Series B, covered by this Pricing Supplement will be used by HEI to repay maturing notes, to retire commercial paper, to make temporary investments pending such repayments and retirements and for other general corporate purposes. The aggregate principal amount of the notes that will be repaid is $10 million, bears interest at 8.92% and matures on February 15, 1996. As of February 9, 1996, HEI's commercial paper outstanding totaled approximately $50 million. Such commercial paper bore interest at prevailing market rates and had original maturities varying between 1 and 45 days.

     As of the date of this Pricing Supplement, the aggregate initial public offering price of the Series B Notes which have been sold (including the Series B Notes to which this Pricing Supplement relates) is $112,000,000.

     "N/A" as used herein means "Not applicable". "A/S" as used herein means "As stated in the Prospectus referred to above".

MERRILL LYNCH & CO.                                         GOLDMAN, SACHS & CO.